Exhibit 23.2

[LOGO APPEARS HERE]
KPMG LLP
345 Park Avenue
New York, NY 10154

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Provident Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Provident Bancorp, Inc. relating to the Warwick Community Bancorp 401(k) Savings Plan of our report dated November 26, 2003, relating to the consolidated statements of financial condition of Provident Bancorp, Inc. and subsidiary as of September 30, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2003, which report appears in the September 30, 2003 Annual Report on Form 10-K, as amended, of Provident Bancorp, Inc.

/s/ KPMG LLP

November 4, 2004

New York, New York